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                                                                 Exhibit 10.2



                     MASTER NATURAL GAS GATHERING AGREEMENT

         THIS MASTER NATURAL GAS GATHERING AGREEMENT is made as of February 2, 2000, among ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership, and ATLAS PIPELINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively, "Gatherer"), ATLAS AMERICA, INC., a Delaware corporation ("Atlas America"), RESOURCE ENERGY, INC., a Delaware corporation ("Resource Energy"), and VIKING RESOURCES CORPORATION, a Pennsylvania corporation ( "Viking Resources," and collectively with Atlas America and Resource Energy, "Shipper").

                                   Recitals:

         A. Gatherer owns a natural gas gathering system and related facilities consisting of approximately 888 miles of pipelines located in New York, Ohio and Pennsylvania, and operated as a private use gathering system as more particularly described in Exhibit A (as same may be added to or extended, the "Gathering System").

         B. Shipper has now or may in the future form affiliates for purposes of carrying on Shipper's energy industry business. For purposes of this Agreement,
(i) "Affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the person in question; and (ii) the term "control" means (a) direct or indirect beneficial ownership of 50% or more of the voting securities or voting interest of a person or, in the case of a limited partnership, of 50% or more of the general partnership interest, either directly or through an entity which the person controls or (b) the possession of the power to direct the management of a person, whether through contract or otherwise; provided, however, that Investment Programs (as such term is hereinafter defined) shall not be deemed to be Affiliates of Shipper for purposes of this Agreement.

         C. Shipper and Affiliates own interests in certain wells connected to the Gathering System, which are more particularly described in Exhibit B ("Shipper's Existing Well Interests").


         D. Shipper and Affiliates may drill additional wells, acquire interests in other wells or operate (with the authority to determine natural gas gathering arrangements) other wells (excluding Future Investment Program Well Interests, as such term is hereinafter defined), connect them to the Gathering System or a Third Party Gathering System (as such term is hereinafter defined) after the date of this Agreement in accordance with the terms of the Omnibus Agreement (as such term is hereinafter defined) ("Shipper's Future Well Interests").

         E. Shipper and Affiliates have agreements or other arrangements with respect to the gathering of natural gas from interests in wells owned by third parties and connected to the Gathering System as of the date of this Agreement, including well interests owned by Investment Programs (as such term is hereinafter defined), which are more particularly described in Exhibit C ("Existing Third Party Well Interests").
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         F. Shipper and Affiliates have sponsored or may in the future sponsor
Investment Programs (as such term is hereinafter defined) which, on or after December 1, 1999, have drilled or may in the future drill wells or acquire interests in other wells and connect them to the Gathering System or connect them to Third Party Gathering Systems (as such term is hereinafter defined) all as more particularly provided for in the Omnibus Agreement (including wells for which drilling has commenced on or after December 1, 1999, "Future Investment Program Well Interests").

         G. Gatherer and Shipper desire to provide for the gathering and redelivery of the gas produced from Shipper's Existing Well Interests, Shipper's Future Well Interests, Existing Third Party Well Interests and Future Investment Program Well Interests ("Shipper's Gas"), all as more fully provided herein.

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein set forth, and intending to be legally bound, the parties agree as follows:

                                   Article 1.
                                   DEFINITIONS

         Unless otherwise defined herein, the following terms shall have the following meanings:

         "Agreement" means this Master Natural Gas Gathering Agreement, as it may be amended, modified or supplemented from time to time.

         "Common Units" means common units of limited partnership interest of Atlas Pipeline Partners, L.P.

         "Day" means a period of time beginning at 7:00 a.m., Eastern Time, on each calendar day and ending at 7:00 a.m., Eastern Time, on the next succeeding calendar day.

         "Delivery Points" means the points on the Gathering System described in Exhibit D-1. Exhibit D-1 will be revised from time to time to reflect any additional Delivery Points that may be established as a result of the Omnibus Agreement or as may be otherwise agreed to by Shipper and Gatherer.

         "Force Majeure Event" means any act of God, strike, lockout, or other industrial disturbance, act of a public enemy, sabotage, war (whether or not an actual declaration is made thereof), blockade, insurrection, riot, epidemic, landslide, lightning, earthquake, flood, storm, fire, washout, arrest and restraint of rules and peoples, civil disturbance, explosion, breakage or accident to machinery or line or pipe, hydrate obstruction of line or pipe, lack of pipeline capacity, repair, maintenance, improvement, replacement, or alteration to plant or line of pipe or related facility, failure or delay in transportation, temporary failure of gas supply or markets, freezing of the well or delivery facility, well blowout, cratering, partial or entire failure of the gas well, the act of any court, agency or governmental authority, or any other cause, whether of the kind enumerated or otherwise, not within the reasonable control of the party claiming suspension.



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         "General Partner" means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company.

         "Gross Sale Price" shall mean the price, per mcf, actually received by the Seller for natural gas sold by it, without deduction for brokerage fees, commissions or offsets.

         "Investment Program" means a Person for whom Shipper or a direct or indirect subsidiary of Shipper acts as a general partner, managing partner or manager and the securities of which have been offered and sold to investors.

         "mcf" means one thousand (1,000) cubic feet of gas measured at a base temperature of sixty degrees (60(Degree)) Fahrenheit and at a pressure base of fourteen and seventy-three one-hundredths (14.73) psia.

         "mmcf" means one million (1,000,000) cubic feet of gas measured at a base temperature of sixty degrees (60(Degree)) Fahrenheit and at a pressure base of fourteen and seventy-three one-hundredths (14.73) psia.

         "Omnibus Agreement" means the Omnibus Agreement among Gatherer and Shipper of even date herewith.

         "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P. of even date herewith.

         "Person" means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other entity.

         "psia" means pounds per square inch absolute.

         "psig" means pounds per square inch gauge.

         "Receipt Points" means the points on the Gathering System described in Exhibit D-2. Exhibit D-2 will be revised from time to time to reflect any additional Receipt Points that may be established as a result of the Omnibus Agreement or as may be otherwise agreed to by Shipper and Gatherer.

         "Shipper's Field Fuel" means Shipper's allocated share of actual Gathering System fuel requirements, shrinkage, and lost and unaccounted for gas. Such allocations shall be based upon the proportion volume of natural gas that Shipper's Gas bears to the aggregate gathered by Gatherer during the relevant period.

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         "Third Party Gathering System" means a natural gas gathering system owned by a Person other than Gatherer or a subsidiary of Gatherer.

                                   Article 2.
                               GATHERING SERVICES

         2.1. Receipt of Gas. Subject to the terms, limitations, and conditions of this Agreement, Shipper dedicates, and will cause its Affiliates to dedicate, to this Agreement, and agrees, and will cause its Affiliates to agree, to deliver exclusively to the Receipt Points, and Gatherer agrees to accept at the Receipt Points, on a fully interruptible basis, all of Shipper's Gas; provided, however, that Gatherer shall only be obligated to accept on any Day for gathering hereunder that volume of Shipper's Gas which Gatherer determines, in its sole discretion, it has available capacity to receive.

         2.2. Redelivery of Gas. Gatherer will gather, compress, and redeliver, on a fully interruptible basis, to the Delivery Points, and Shipper will accept, a quantity of gas equal, on a mcf basis, to the quantity of Shipper's Gas received at the Receipt Points less Shipper's Field Fuel.

         2.3. Shipper's Field Fuel. Shipper's Field Fuel will be calculated monthly by Gatherer by allocating such quantities of actual Gathering System fuel requirements, shrinkage, and lost and unaccounted for gas between all shippers using the Gathering System. Gatherer may retain and use Shipper's Field Fuel as fuel for compression and other operations on the Gathering System.

         2.4. Commingling Shipper's Gas. Gatherer shall have the right to commingle Shipper's Gas with other natural gas in the Gathering System. Gatherer may extract, or permit to be extracted, from Shipper's Gas condensate to the extent necessary to meet the quality requirements of the receiving pipeline at the Delivery Points or for proper functioning of the Gathering System.

                                   Article 3.
                               TITLE AND LIABILITY

         3.1. Shipper's Gas. Except for Shipper's Field Fuel and products removed in treating Shipper's Gas, title to Shipper's Gas shall remain with Shipper or, with respect to Shipper's Gas from Existing Third Party Well Interests, the owners of such wells.

         3.2. Adverse Claims. Shipper shall indemnify, hold harmless and defend Gatherer, the General Partner and the officers, agents, employees and contractors of Gatherer and the General Partner (each, an "Indemnified Person") against any liability, loss or damage whatsoever, including costs and attorneys fees (collectively, a "Loss"), suffered by an Indemnified Person, where such Loss arises, directly or indirectly, out of any demand, claim, action, cause of action or suit brought by any Person asserting ownership of or an interest in Shipper's Gas.


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         3.3. Possession and Control. As between the parties hereto, Gatherer shall be deemed to be in control and possession of Shipper's Gas after Gatherer receives Shipper's Gas at any Receipt Point and until Shipper's Gas is delivered at any Delivery Point; provided, however, that Gatherer shall not, by any such possession and control, be deemed to have title to Shipper's Gas it receives. Shipper shall be deemed to be in control and possession of Shipper's Gas at all other times.

         3.4. Indemnity. The party deemed to be in control and possession of Shipper's Gas shall be responsible for and shall indemnify the other party with respect to any Losses arising in connection with or related to Shipper's Gas when it is in the indemnifying party's control and possession; provided, that no party shall be responsible for any Losses arising from the other party's negligence or breach of this agreement.

                                   Article 4.
                                DELIVERY PRESSURE

         4.1. Receipt Points. Shipper shall deliver Shipper's Gas at a pressure sufficient to effect delivery into the Gathering System at the Receipt Points, but not in excess of the maximum pressure specified by Gatherer from time to time.

         4.2. Compression. Gatherer shall maintain all existing compression facilities, unless Shipper shall otherwise consent in writing, and shall install such additional compression facilities as may be necessary or appropriate under good industry practices and commercially reasonable.

         4.3. Wellhead Equipment. With respect to Shipper's Existing Well Interests, Shipper's Future Well Interests and Future Investment Program Well Interests, Shipper shall install, operate and maintain, at its sole expense, all wellhead and pressure regulating equipment necessary to prevent Shipper's delivery pressure at the Receipt Point from exceeding the maximum pressure specified by Gatherer from time to time.

         4.4. Inspection. Gatherer shall have the right at any time, but not the obligation, to inspect Shipper's facilities at the Receipt Points, and Gatherer may immediately cease accepting Shipper's Gas if the pressure in Shipper's facilities exceeds the maximum pressure reasonably established by Gatherer from time to time, or require Shipper to install equipment necessary to limit the pressure to such maximum.

                                   Article 5.
                                   GAS QUALITY

         5.1. Minimum Specifications. Shipper's Gas delivered into the Gathering System shall be commercially free from liquids of any kind, air, dust, gum, gum forming constituents, harmful or noxious vapors, or other solid or liquid matter which, in the sole judgment of Gatherer, may interfere with the merchantability of Shipper's Gas or cause injury to or interfere with proper operation of the lines, regulators, meters or other equipment of the Gathering System. Shipper's Gas shall also conform to applicable quality specifications of the receiving pipeline at each applicable Delivery Point.

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         5.2. Suspension. Gatherer may, at its option, (i) refuse to accept delivery of any Shipper's Gas not meeting the above-described quality specifications or (ii) accept delivery of all or any part of Shipper's Gas (notwithstanding the deficiency in quality) and in such event Shipper shall be responsible for all damages to the Gathering System, including costs of repair, due to its failure to comply with such quality specifications.

                                   Article 6.
                             MEASUREMENT AND TESTING

         6.1. Measurement Equipment. Measurement of Shipper's Gas shall take place at the Receipt Points. Shipper will install, or cause to be installed, at or near the Receipt Points, orifice meters or other measuring equipment necessary in Gatherer's judgment to accurately measure the volumes of Shipper's Gas being delivered into the Gathering System to the extent such meters or other measuring equipment have not been installed as of the date of this Agreement. Such measuring equipment shall be comparable to the measuring equipment of other parties delivering gas into the Gathering System. Shipper shall be responsible for, and bear the cost of, acquiring, installing, maintaining and operating such measurement equipment.

         6.2. Chart Integration. Gatherer shall be responsible for reading the meters at the Receipt Points. Gatherer shall furnish, install, remove, and integrate all recording charts used in such meters in accordance with Gatherer's standard practices.

         6.3. Delivery Points. The measurement of and tests for quality of Shipper's Gas redelivered at the Delivery Points shall be governed by and determined in accordance with the requirements of the receiving pipeline at each Delivery Point.

         6.4. Unit of Volume. The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of sixty degrees (60(Degree)) Fahrenheit and at a pressure base of fourteen and seventy-three one-hundredths (14.73) psia.

         6.5. Testing Procedures. Shipper shall follow the meter calibrations schedule established by Gatherer for each meter on the Gathering System. Such calibrations shall occur at least once every twelve (12) months but not more frequently than once every six (6) months. No testing, calibration, or adjustment of a meter or related equipment shall be performed without Gatherer first being given five (5) days' notice thereof and having the opportunity to be present.

         6.6. Meter Inaccuracy. If, at any time, any meter is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once by Shipper to read accurately within the limits prescribed by the meter's manufacturer. If such equipment is out of service or inaccurate by an amount exceeding three percent (3%) of a reading corresponding to the average flow rate for the period since the last test, the previous readings shall be corrected for the period that the meter is known to be inaccurate, or, if not known, a period of one-half (1/2) the elapsed time since the last test. The volume of Shipper's

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Gas delivered during such period shall be estimated by Gatherer either (i) by using the data recorded by any check measuring equipment if installed and accurately registered, (ii) by correcting the error if the percentage of error is ascertainable by calibration, test, or mechanical calculation or, if neither such method is feasible, (iii) by estimating the quantity delivered based upon deliveries under similar conditions during a period when the equipment registered accurately. No volume correction shall be made for metering inaccuracies of three percent (3%) or less.

         6.7. Meter Testing. If Gatherer requests to have any meter tested, then Shipper shall have the meter tested in the presence of and to the satisfaction of Gatherer. If the meter tested proves to be accurate within plus or minus three percent (3%) at its normal operating range, then the cost of testing and recalibrating the meter shall be borne by Gatherer. Shipper will schedule all required tests within ten (10) days of a request by Gatherer. Shipper will notify Gatherer at least five (5) working days prior to the test of the date, time, and location of such test.

         6.8. Books and Records. Gatherer shall keep and maintain proper books of account during the term of this Agreement and for a period of three (3) years thereafter showing (a) the total volume of Shipper's Gas transported through the Gathering System from the Receipt Points to the Delivery Points and (b) the volume of gas allocated to each Receipt Point. Gatherer shall also preserve, or cause to be preserved, for at least one (1) year all test data, charts, and similar data pertaining to the measurement and testing of Shipper's Gas, unless a longer period is prescribed by applicable regulations. Shipper shall have the right during normal business hours, after reasonable notice to Gatherer, to inspect Gatherer's books and records not older than three (3) years from the date of request for inspection. Such inspections shall take place at Gatherer's office. Any costs attributable to such audits or inspections shall be borne by Shipper.

                                   Article 7.
                                 GATHERING FEES

         7.1. Consideration. As consideration for Gatherer's gathering Shipper's Gas, Atlas America and Resource Energy, jointly and severally, shall pay to Gatherer one of the following fees, as applicable.

         7.2. Gathering Fees For Gathering Production from Existing Third Party Well Interests, Shipper's Future Well Interests and Future Investment Program Well Interests. The gathering fees for gathering production from Existing Third Party Well Interests, Shipper's Future Well Interests and, except as set forth in Section 7.4 hereof, Future Investment Program Well Interests shall be the greater of Thirty Five Cents for each mcf ($0.35/mcf) delivered by Shipper at the Receipt Points and sixteen percent (16%) of the Gross Sale Price for each such mcf.

         7.3. Gathering Fee For Gathering Production From Shipper's Existing Well Interests. The gathering fees for gathering production from Shipper's Existing Well Interests shall be the greater of Forty Cents for each mcf ($0.40/mcf) delivered by Shipper at the Receipt Points and sixteen percent (16%) of the Gross Sale Price for each such mcf.

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         7.4. Fees Payable to Gatherer for Shipper's Future Well Interests in
Wells Not Connected to the Gathering System. In the event that Shipper shall connect Shipper's Future Well Interests or Future Investment Program Well Interests to a Third Party Gathering System pursuant to Section 2.3.3(ii) of the Omnibus Agreement and Gatherer shall assume the cost of constructing that connection, Shipper shall pay Gatherer a fee that shall be equal to the excess, if any, of the greater of (i) Thirty Five Cents for each mcf ($0.35/mcf) delivered by Shipper at the Receipt Points for the Third Party Gathering System and sixteen percent (16%) of the Gross Sale Price for each such mcf, over (ii) the gathering fees charged by the Third Party Gathering System.

         7.5. Assignment of Rights and Obligations; Agreement to Fees by Affiliates. Viking Resources assigns to Atlas America and Resource Energy, and shall cause its Affiliates to assign to Atlas America and Resource Energy, all of their rights and obligations under and pursuant to gathering arrangements between the Affiliate or Viking Resources and owners of Existing Third Party Well Interests.

                                   Article 8.
                               BILLING AND PAYMENT

         8.1. Statements and Payments. In connection with fees payable to Gatherer under Article 7 of this Agreement, Gatherer shall prepare and submit to Shipper each month a statement showing for the prior month (i) the volume of Shipper's Gas received at the Receipt Points, (ii) Shipper's Field Fuel, and
(iii) the volume of Shipper's Gas delivered to the Delivery Points. Shipper shall provide Gatherer, within thirty (30) days after the end of each month, a statement of the gathering fees due for such month. Shipper's statement shall set forth (i) the volumes of Shipper's Gas for which payments have been received; (ii) an allocation of such Shipper's Gas among the three gathering fee categories established by Sections 7.2, 7.3 and 7.4, respectively; (iii) an itemization of the Gross Sale Price or Prices received for the Shipper's Gas in each category; and (iv) a calculation of the gathering fees for such Shipper's Gas. Gatherer shall have the right to inspect Shipper's books and records relating to such Shipper's Gas for purposes of verifying the accuracy of Shipper's statement. Gatherer shall advise Shipper within 30 days of Gatherer's receipt of Shipper's statement if Gatherer believes Shipper's statement to be inaccurate in any respect. If Gatherer does not so advise Shipper, Shipper's statement shall be deemed to be correct. The gathering fee shall be due and payable upon Gatherer's receipt of Shipper's statement. Each of Gatherer and Shipper shall preserve its records relating to any statement delivered pursuant to this Section 8.1 for a period of at least three (3) years after such statement is delivered.

         8.2. Payment Default. If Shipper fails to pay Gatherer in accordance with Section 8.1, Gatherer may, at its option and without limiting any other remedies, either, singularly or in combination, (i) terminate this Agreement forthwith and without notice or (ii) suspend performance under this Agreement until all indebtedness under this Agreement is paid in full.

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         8.3. Overdue Payments. Any overdue balance shall accrue daily interest charges at the rate equal to the lesser of (i) 15% per annum or (ii) the maximum lawful rate of interest.

         8.4. Remittance of Revenues. If any revenues for sales of Shipper's Gas are paid directly to Gatherer, Gatherer shall remit such revenues to Shipper within fifteen (15) days; provided, however, that Gatherer may offset from any such revenues any amounts as shall then be due and payable to Gatherer under this Agreement.

         8.5. Gathering Fees Payable to Shipper. Shipper shall have sole and exclusive responsibility for settling with all Persons having an interest in Shipper's Gas and collecting gathering fees payable to Shipper with respect thereto. Shipper's obligations hereunder shall be without regard to receipt or collection by Shipper of any such fees.

                                   Article 9.
                                      TERM

         9.1. Term. Subject to the other provisions of this Agreement, this Agreement shall become effective as of its date and shall remain in effect so long as gas is produced from any of Shipper's Existing Well Interests, Shipper's Future Well Interests, Future Investment Program Well Interests or Existing Third Party Well Interests in economic quantities without a lapse of more than ninety (90) days.

         9.2. Uneconomic Operation. Notwithstanding anything contained herein to the contrary, if at any time Gatherer determines, in its sole discretion, that continued operation of all or any part of the Gathering System is not economically justified, Gatherer may cease receiving Shipper's Gas from the relevant part of the Gathering System and terminate this Agreement as to such part of the Gathering System (the "Terminated System") by giving at least ninety
(90) days' notice to Shipper. In such event, and concurrently with such notice, Gatherer shall offer Shipper the right to purchase the Terminated System from Gatherer for $10.00. Shipper shall exercise such right on or before sixty (60) days after receipt of the termination notice. Shipper shall be responsible for all costs and expenses related to such purchase, including filing fees, and such purchase shall be without recourse, representation or warranty. Closing on the purchase shall be on the day specified in the termination notice as the termination date. If the Terminated System is acquired by Shipper and remains connected to any other portion of the Gathering System, Shipper shall have the right to deliver natural gas from the Terminated System to the Gathering System, and this Agreement shall continue in effect with respect to the natural gas so delivered by Shipper.

         9.3. Removal of General Partner. In the event that the General Partner is removed as general partner of Gatherer pursuant to Section 11.2 of the Partnership Agreement under circumstances where cause (as such term is defined in Section 1.1 of the Partnership Agreement) for such removal does not exist and the General Partner does not consent to that removal, then Shipper and Affiliates shall have no obligation under this Agreement with respect to wells drilled by Shipper on or after the effective date of such removal.

                                   Article 10.
                                  FORCE MAJEURE

         10.1. Non-Performance. No failure or delay in performance, whether in whole or in part, by either Gatherer or Shipper shall be deemed to be a breach hereof (other than the obligation to pay amounts when due under this Agreement) when such failure or delay is occasioned by or due to a Force Majeure Event.

         10.2. Force Majeure Notice. The party affected by a Force Majeure Event shall give notice to the other party as soon as reasonably possible of the Force Majeure Event and the expected duration of the Force Majeure Event.

         10.3. Remedy of a Force Majeure Notice. The affected party will use all reasonable efforts to remedy each Force Majeure Event and resume full performance under this Agreement as soon as reasonably practicable, except that the settlement of strikes, lockouts or other labor disputes shall be entirely within the discretion of the affected party.

                                   Article 11.
                       GOVERNMENTAL RULES AND REGULATIONS

         This Agreement and all operations hereunder shall be subject to all valid laws, orders, directives, rules, and regulations of any governmental body, agency, or official having jurisdiction in the premises, whether state or federal. Notwithstanding any other provisions in this Agreement, in the event the Federal Energy Regulatory Commission or other governmental authority imposes a rule, regulation, order, law or statute which directly or indirectly materially and adversely affects a party's ability to perform its obligations under this Agreement, then the party so affected may terminate this Agreement as to the wells or portions of the Gathering System affected thereby by giving ten
(10) days prior written notice to the other parties.

                                   Article 12.
                                    INSURANCE

         Shipper and Gatherer shall procure and maintain the insurance coverage described in Exhibit E.

                                   Article 13.
                                      TAXES

         Shipper shall pay or cause to be paid all taxes and assessments imposed on Shipper hereunder with respect to Shipper's Gas gathered hereunder prior to and including its delivery to Gatherer. Shipper shall pay to Gatherer all taxes, levies or charges which Gatherer may be required to collect from Shipper by reason of all services performed for Shipper hereunder other than taxes or assessments with respect to Gatherer's income, capital, properties, franchises or similar matters relating solely to Gatherer's general business activities or partnership or corporate existence or those of any of its subsidiaries. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purposes of carrying out the provisions of this Agreement.

                                       10
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                                   Article 14.
                                  MISCELLANEOUS

         14.1. Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue, respectively, in Philadelphia, Pennsylvania and the Eastern District of Pennsylvania.

         14.2. Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the party to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to 311 Rouser Road, P.O. Box 611, Moon Township, Pennsylvania 15108, Facsimile: (412) 262-2820, Attention: Tony C. Banks at such other address as such party may stipulate to the other parties in the manner provided in this Section.

         14.3. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding the provisions of all other contracts or agreements, whether oral or written, that are in conflict with the provisions hereof.

         14.4. Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

         14.5. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that Gatherer may not, without the prior approval of the conflicts committee of the General Partner, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the Common Unit holders.

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

         14.6. Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

         14.7. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

         14.8. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         14.9. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

         14.10. Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the parties to it, and no Common Unit holder or its assignee or any other Person shall have the right, separate and apart from Gatherer, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with its terms.

         14.11. Headings. The headings throughout this Agreement are inserted for reference purposes only, and are not to be construed or taken into account in interpreting the terms and provisions of any Article, nor to be deemed in any way to qualify, modify or explain the effects of any such term or provision.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

                                      Shipper:

                                      ATLAS AMERICA, INC.

                                      By:______________________________________

                                      Name:____________________________________


                                      Its:_____________________________________


                                      RESOURCE ENERGY, INC.

                                      By:______________________________________

                                      Name:____________________________________


                                      Its:_____________________________________


                                      VIKING RESOURCES CORPORATION

                                      By:______________________________________

                                      Name:____________________________________


                                      Its:_____________________________________


                                      Gatherer:

                                      ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

                                      By:   Atlas Pipeline Partners GP, LLC,
                                            its general partner

                                      By:______________________________________

                                      Name:____________________________________


                                      Its:_____________________________________

                                      ATLAS PIPELINE PARTNERS, L.P.

                                      By:   Atlas Pipeline Partners GP, LLC,
                                            its general partner

                                      By:______________________________________

                                      Name:____________________________________


                                      Its:_____________________________________

                                    EXHIBIT A
                          GATHERING SYSTEM DESCRIPTION

                                    EXHIBIT B
                        SHIPPER'S EXISTING WELL INTERESTS

                                    EXHIBIT C
                       EXISTING THIRD PARTY WELL INTERESTS

                                   EXHIBIT D-1
                                 DELIVERY POINTS

                                   EXHIBIT D-2
                                 RECEIPT POINTS

                                    EXHIBIT E
                             INSURANCE REQUIREMENTS